NEWS RELEASE

1460 Buffet Way
Eagan, MN 55121
(651) 994-8608
www.buffet.com

BUFFETS HOLDINGS, INC. ANNOUNCES RESULTS FOR THE FIRST QUARTER OF
FISCAL 2008

EAGAN, Minn.--(BUSINESS WIRE)—November 5, 2007—Buffets Holdings, Inc. ("Buffets Holdings"), the parent company of Buffets, Inc. (“Buffets”), today reported operating results for its twelve week, first quarter ended September 19, 2007.

Buffets Holdings reported a 76.0% increase in total sales for the first quarter ended September 19, 2007, as sales increased to $376.5 million compared to $213.9 million for the comparable prior year period, primarily due to the merger with Ryan’s Restaurant Group on November 1, 2006. Average weekly sales for the first quarter of fiscal 2008 for the Buffets brand restaurants, which include the Old Country Buffet,® Country Buffet® and HomeTown Buffet® brands, increased approximately 0.7% to $54,627, compared to the comparable prior year period. Same-store sales for the first quarter of fiscal 2008 decreased by 0.2% for the Buffets brand restaurants as compared to the prior year. This decrease was primarily attributable to a 3.0% decline in guest traffic, partially offset by a 2.8% increase in average check. Average weekly sales for the first quarter of fiscal 2008 for the Ryan’s brand restaurants, which include the Ryan’s® and Fire Mountain® brands, decreased approximately 1.1% to $44,348. Same-store sales for the first quarter of fiscal 2008 decreased by 4.0% for the Ryan’s brand units as compared to the prior year. This decrease was primarily attributable to a 6.2% decline in guest traffic, partially offset by a 2.2% increase in average check. Same-stores sales calculations reflect those restaurants that have been in operation for at least eighteen operating periods.

Net loss for the first quarter of fiscal 2008 was $5.3 million, as compared to a net loss of $1.1 million for the first quarter of fiscal 2007. The increase in net loss was primarily attributable to an increase in interest expense of approximately $7.5 million, $1.6 million of merger integration costs related to the merger with Ryan’s and higher restaurant costs as a percentage of sales. The increase in interest cost of approximately $7.5 million was primarily due to the significant increase in our long-term debt balances resulting from debt incurred in connection with the Ryan’s merger on November 1, 2006.

Continued Focus on Key Initiatives

The Company’s primary focus is on returning the Ryan’s brand restaurants same store sales to positive territory and improving its operating metrics in the Buffets system. In the first quarter of fiscal 2008 Ryan’s same store sales were down 4.0% however, there is still concern about the current operating environment, particularly gasoline prices and the pending adjustable rate mortgage resets that have been affecting and will continue to affect the Company’s core guest base.

On the Buffets side, same store sales have remained relatively stable at down 0.2% in the current quarter. However, food cost pressures and hourly labor rate increases have continued to adversely impact the Company’s operating margins.

The Company continues to direct significant attention to its cost savings initiatives related to the Ryan’s integration effort and, despite stiff headwinds facing the Company in the form of higher commodity costs and labor rates, it has realized approximately $20.5 million in cumulative cost savings since its merger with Ryan’s through the end of the first quarter of 2008. “While we still expect to capture the full $55.7 million in cost savings identified prior to the merger, we now believe it will take us up to six months longer than originally anticipated to fully realize them through our operating results,” said R. Michael Andrews, Buffets’ CEO.

Discontinued Operations

In June 2007, the Company made the decision to sell its Tahoe Joe’s Famous Steakhouse® restaurants. The eleven restaurants in the Tahoe Joe’s Famous Steakhouse® Division are being actively marketed and management expects a sale to occur within the next fiscal year. As a result, the Company has revised the financial statements contained within its form 10-Q filing dated September 19, 2007 to show certain account balances and activity related to the Tahoe Joe’s restaurants as discontinued operations.

Engages Advisor to Review Business Plan and Capital Structure

We have engaged Houlihan, Lokey, Howard & Zukin Capital to act as financial advisor to review the business plan and advise us with respect to our capital structure.

About Buffet Holdings

Buffets, Inc., the nation’s largest steak-buffet restaurant company by number of units, currently operates 635 restaurants in 39 states, comprised of 624 steak-buffet restaurants and eleven Tahoe Joe’s Famous Steakhouse® restaurants, and franchises sixteen steak-buffet restaurants in six states. The restaurants are principally operated under the Old Country Buffet®, HomeTown Buffet®, Ryan’s® and Fire Mountain® brands.   Buffets employs approximately 38,000 team members and serves more than 200 million customers annually. The company is currently offering multiple unit area development agreements to experienced restaurant operators across Florida and several western states. For more information about the Company, please visit www.Buffet.com, or www.Ryansrg.com.

Safe Harbor Statement

The statements contained in this release that are not historical facts are forward-looking statements, including the company's future operating priorities, anticipated business trends, challenges in the operating environment, the rate that we expect to capture Ryan's merger synergies, and the likelihood of a Tahoe Joe's sale in this fiscal year. These and other forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward looking statements. The risks and uncertainties involving forward-looking statements include, but are not limited to, changes in general and economic conditions, consumer confidence, discretionary spending patterns, the public's perception of buffets-style food service, negative publicity, competition, seasonality, weather, inflation, fuel and utility costs, the availability and cost of food products and restaurant labor, minimum wage increases, regulations, public health developments, interest rate fluctuations, political environment (including terrorism and wars), the degree of success integrating the Ryan's restaurants and capturing synergies, our ability to satisfy lending covenants and meet our debt service obligations. For a detailed discussion of risks and uncertainties, refer to the "Risk Factors / Forward-Looking Statements" section in Buffets Holdings' Form 10-K filed with the Securities and Exchange Commission on September 25, 2007 and in Buffets Holdings' Quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2007. The statements in this release reflect Buffets Holdings' current beliefs based upon available information. Developments subsequent to this release are likely to cause these statements to become outdated, and no obligation is undertaken to update the information.

CONTACT:	A. Keith Wall
Chief Financial Officer
Buffets Holdings, Inc.
(651) 994-8608

Tables to Follow

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 27, 2007	September 19, 2007
	(In thousands, except share data)
ASSETS		(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$4,645	$11,528
Receivables	10,219	7,985
Income tax receivable	—	19,851
Inventories	32,087	31,869
Prepaid expenses and other current assets	8,632	8,965
Deferred income taxes	3,000	3,000
Assets held for sale	34,959	19,944
Current assets related to discontinued operations	14,117	15,054
Total current assets	107,659	118,187
PROPERTY AND EQUIPMENT, net	221,092	222,131
GOODWILL	502,046	519,536
OTHER INTANGIBLE ASSETS	83,998	67,534
OTHER ASSETS, net	37,092	35,657
NONCURRENT ASSETS RELATED TO DISCONTINUED OPERATIONS	412	493
Total assets	$952,299	$963,538
LIABILITIES AND SHAREHOLDER’S DEFICIT
CURRENT LIABILITIES:
Accounts payable	$81,090	$76,222
Accrued liabilities	132,783	123,971
Income taxes payable	3,147	1,019
Short-term debt	13,000	33,500
Current maturities of long-term debt	6,625	5,300
Current liabilities related to discontinued operations	1,137	1,020
Total current liabilities	237,782	241,032
LONG-TERM DEBT, net of current maturities	822,050	822,050
DEFERRED INCOME TAXES	33,456	26,765
LONG-TERM TAXES PAYABLE	—	16,838
DEFERRED LEASE OBLIGATIONS	38,209	41,011
OTHER LONG-TERM LIABILITIES	9,341	8,566
Total liabilities	1,140,838	1,156,262
SHAREHOLDER’S DEFICIT:
Preferred stock; $.01 par value, 1,100,000 shares authorized; none issued and outstanding as of June 27, 2007 and September 19, 2007	—	—
Common stock; $.01 par value, 3,600,000 shares authorized; 3,104,510 shares issued and outstanding as of June 27, 2007 September 19, 2007	31	31
Additional paid in capital	82	82
Accumulated deficit	(188,710)	(192,658)
Accumulated other comprehensive income (loss)	58	(179)
Total shareholder’s deficit	(188,539)	(192,724)
Total liabilities and shareholder’s deficit	$952,299	$963,538

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Twelve Weeks Ended
	September 20, 2006	September 19, 2007
	(Unaudited) (In thousands)
RESTAURANT SALES	$213,904	$376,539
RESTAURANT COSTS:
Food	74,090	130,168
Labor	60,378	111,147
Direct and occupancy	51,872	98,170
Total restaurant costs	186,340	339,485
ADVERTISING EXPENSES	7,227	9,867
GENERAL AND ADMINISTRATIVE EXPENSES	9,266	15,898
CLOSED RESTAURANT COSTS	742	69
MERGER INTEGRATION COSTS	440	1,633
LOSS ON LITIGATION	—	54
OPERATING INCOME	9,889	9,533
INTEREST EXPENSE	13,228	20,757
INTEREST INCOME	(28)	(161)
LOSS RELATED TO REFINANCING	243	5
OTHER INCOME	(202)	(270)
LOSS BEFORE INCOME TAXES	(3,352)	(10,798)
INCOME TAX BENEFIT	(1,903)	(5,412)
Net loss from continuing operations	$(1,449)	$(5,386)
Net income from discontinued operations, net of tax of $208 and $25	$309	$37
Net loss	$(1,140)	$(5,349)

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Weeks Ended
	September 20, 2006	September 19, 2007
	(Unaudited) (In thousands)

OPERATING ACTIVITIES:
Net loss	$(1,140)	$(5,349)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,348	10,041
Amortization of debt issuance cost	413	1,180
Accretion of original issue discount	3,748	—
Loss on disposal of assets	249	45
Deferred income taxes	—	(1,493)
Changes in assets and liabilities:
Receivables	394	2,236
Inventories	172	107
Prepaid expenses and other current assets	190	(890)
Accounts payable	(4,786)	(3,764)
Accrued and other liabilities	(6,335)	(7,892)
Income taxes payable	(4,963)	(3,740)
Net cash used in operating activities	(4,674)	(9,519)
INVESTING ACTIVITIES:
Proceeds from sale of assets held for sale	—	8,813
Acquisitions, net of liabilities assumed	(3,468)	(1)
Purchase of property and equipment	(6,836)	(11,383)
Collections on notes receivable	697	501
Purchase of other assets	(3,411)	(685)
Net cash used in investing activities	(13,018)	(2,755)
FINANCING ACTIVITIES:
Repayment of previous term loan facility	(466)	—
Proceeds from previous revolver facility	6,000	—
Repayment of term loan funding	—	(1,325)
Proceeds from new revolver facility	—	20,500
Debt issuance costs	—	(15)
Net cash provided by financing activities	5,534	19,160
NET CHANGE IN CASH RELATED TO DISCONTINUED OPERATIONS	—	(3)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(12,158)	6,883
CASH AND CASH EQUIVALENTS, beginning of period	20,194	4,645
CASH AND CASH EQUIVALENTS, end of period	$8,036	$11,528

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for — Interest (net of capitalized interest of $77 and $98)	$14,769	$30,830
Income taxes	$3,268	$473